SUBSIDIARIES

                (Wholly Owned by Drexler Technology Corporation)

                 Name of Subsidiary                 State of Incorporation
                 ------------------                 ----------------------

            LaserCard Systems Corporation                  Delaware

            Microfab Systems Corporation                   California

            Precision Photoglass, Inc.                     California